FINAL TRANSCRIPT

Conference Call Transcript

IPHS – Q1 2008 Innophos Results Conference Call

Event Date/Time: May 06, 2008 / 10:00AM ET

C O R P O R A T E P A R T I C I P A N T S
Bill Farran
Innophos Holdings, Inc. - VP, General Counsel
Randy Gress
Innophos Holdings, Inc. - Chairman, CEO
Richard Heyse
Innophos Holdings, Inc. - VP, CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S
Scott Burk
Bear Stearns - Analyst

Nils Wallin
Credit Suisse - Analyst
Edward Yang
Oppenheimer - Analyst
Christopher Butler
Sidoti & Company - Analyst
Chris Shaw
UBS - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2008 Innophos conference call. My name is Lisa, and I will be your coordinator for today.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today's call, Mr. Bill Farran, Vice President and General Counsel. Please proceed, sir.

Bill Farran - Innophos Holdings, Inc. - VP, General Counsel

Thanks for joining us today for the Innophos Holdings, Inc., conference call to discuss first quarter 2008 results. Conducting the call today are Randy Gress, Chief Executive Officer, Richard Heyse, Chief Financial Officer, and myself, Bill Farran, General Counsel.

During the course of this call, management may reiterate forward-looking statements made in our May 5th press release regarding financial performance and future results. We will attempt to identify these statements by use of words such as expect, believe, anticipate, intend and other words that denote future events.

These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. We caution you to consider the important risk factors that could cause actual results to differ from those in the forward-looking statements, as contained in this conference call and in our earnings reports and filings we make with the SEC.

We will make a replay of this conference call available for a limited time over the telephone at the number set forth in our press release, and via webcast, available on the Company website.

In addition, please note that the date of this conference call is May 6, 2008. Any forward-looking statements we make today are based on assumptions that we believe to be reasonable as of this date, and we undertake no obligation to update these statements as a result of future events.

We also note that our release of factual business and forward-looking information in this call should not be construed as an offer to sell or the solicitation of an offer to buy any securities of Innophos. Lastly, this conference call is the property of Innophos and any recording, reproduction or rebroadcast of this conference call without the express written permission of Innophos is strictly prohibited.

Now I'd like to turn the call over to Randy Gress, CEO of Innophos.

Randy?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Good morning, everyone. I would like to update you on our successful first quarter and give you an update on the outlook for 2008. Then Richard Heyse will discuss highlights of the quarter. As usual, Bill Farran will provide an update on current legal matters. After closing remarks, we will take questions.

First, we are extremely pleased that for this quarter Innophos produced its best result so far. Our operating and net income performance were record highs in our short history as a public company, at $23.4 million and $9.3 million, respectively. In order to achieve these results in very challenging times, we have continued to focus on providing excellent customer service, assuring reliable product supply and approving efficiency and the strength of our supply chain.

We have also anticipated and responded rapidly to the dynamic rate of change in our markets and successfully implemented necessary price increases. I would like to share some of the industry dynamics that impacted the first quarter.

As we expected, the market demand conditions are proving to be strong in the specialty phosphate business. Supply continued to tighten during the first quarter. The demand for our key raw materials has continued to grow due to record levels of fertilizer demand, and so prices for sulfur, phosphate rock and agricultural-grade phosphoric acid continued their increase in the first quarter and have increased further during April.

During the first quarter, agricultural-grade phosphoric acid, sometimes referred to as merchant green acid, or MGA, prices were reported to increase more than 50%, or rise about $1,900 per metric ton, versus $1,200 per metric ton at the beginning of the quarter. This is due to strong fertilizer demand and high grain prices.

As you know, this strong agricultural demand creates competition for phosphate supply. The effect on our North American market is a tightening of competing specialty phosphate supply, because some of our large competitors are also major players in the phosphate fertilizer marketplace and can shift their supply toward that market.

Overall, the rapid increase in fertilizer value, as well as raw material costs, are forcing specialty phosphate prices to rise significantly. In our last call, we discussed that the estimated near-term impact of raw material cost increases to be approximately 30% of 2007 annual sales.

Based on estimated current market prices, we are revising that expectation. We now expect that by this time next year, our raw materials cost increases, which we expect to offset with selling price increases, will have increased by approximately 50% to 60% of 2007 annual sales from their level during the fourth quarter of 2007.

We expect approximately 25% to 30%, or about half of the total of this cost increase, to occur during 2008 and the balance to happen in the first quarter of 2009. As we have discussed many times, we purchase our key raw materials under long-term contracts that have confidential pricing formulas, or mechanisms that buffer, but do not necessarily fully insulate us from market trends.

We are increasing the market prices for our specialty phosphates, responding very quickly to changed raw material costs and attempting to capture the full value of our products. Our most recent price increase announcement occurred in April. For the most part, our recent price increases are expected to be realized by July, 2008, and we expect them to meet or exceed the above-estimated 2008 and early 2009 increases in raw material cost.

Our ability to realize these announced increases by July is to a large extent due to our anticipating current market conditions and building pricing flexibility into our agreements with our customers during late 2007 and early 2008. In our food-grade phosphate business, price and volumes are supported by a number of conditions. First, there are few effective substitutes for these products. Also, we are seeing that imports have been reduced, as we discussed during our last conference call.

Next, we are also seeing solid growth in customer demand. This includes growth resulting from our strategy to expand sales geographically for our unique products and specialty salts. This demand also allowed us to achieve favorable shift in our mix in the first quarter. Even though there have been very limited negative demand impacts due to higher prices, we have seen some substitutes in the detergency markets.

Remember that in North America, we have been planning for some loss of detergency products due to increasing government regulation, and those changes are coming in the next couple years. To respond, we have already invested in greater capability in our Port Maitland facility to produce additional food-grade specialty salts, including leaven and phosphates. We have accomplished this well ahead of the 2010 midyear ban on technical sodium tripolyphosphate, or STPP, for the home auto-dishwash detergency market.

As far as our Latin American markets are concerned, demand is strong enough for phosphates in general that in the short term, we can ship production and sales to alternative markets in the event of a drop in demand for detergency or other markets. We are also currently considering a number of potentially attractive investments in our Mexican operations, to incorporate the long-term manufacturing flexibility that we have at many of our U.S. and Canadian facilities.

The dynamic conditions in our markets are not distracting us from our long-term strategies. We are continuing to invest in our facilities and equipment to take advantage of areas of potential growth and profit improvement. For example, we made the investments and process improvements needed to earn a Q7A quality certification status for our Chicago Heights facility.

By achieving the certification, which is required in many countries, we can better support the growth of our pharmaceutical excipient sales in international markets and thus leverage the investment in the pharma calcium phosphate business that we made last year. I am very confident in my team's ability to respond to dynamic raw materials cost changes in our marketplace, take advantage of rapidly changing supply-demand dynamics and yet maintain our focus on our initiatives that will drive long-term growth.

Now, I would like to turn the call over to Richard to give some highlights of the quarter's results.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Thanks, Randy. As Randy mentioned, we are having outstanding results, with improved pricing across the board in all product lines and geographies. Our efforts drove first quarter 2008 net sales improvements in each of our geographies.

First quarter volumes in the U.S. were comparable to those achieved last year, but with very positive mix shifts, as Randy mentioned, while in Mexico volumes were impacted approximately 6% to 8% due to phosphate rock supply shortages caused by port congestion and logistic issues in Morocco. We had similar weather-related issues in the first quarter of 2007.

In addition, during the first quarter, we had a delay in one GTSP shipment, which will ship during the second quarter. The impact of this delayed shipment to today's market prices was approximately $3.6 million on first quarter's operating income. Meanwhile, in the U.S., in the coming quarter, we will undergo a planned outage at the Geismar, Louisiana, PWA plant.

We expect a $5 million to $6 million impact on gross margin from the outage, primarily from lost production that we expect to recover during the remainder of the year, rather than the actual maintenance expense itself. Historically, we would have purchased increased purified acid from our suppliers and built inventory to replace production lost during this outage.

However, given the current tight supply conditions, there is no purified phosphoric acid available for such spot purchases. We expect that the anticipated extra GTSP shipment in the second quarter, along with our increasing margins due to market price increases exceeding raw material cost increases should more than offset the second quarter margin impact from this outage.

I would also like to note that our cogeneration project is up, and running and we still anticipate that we will meet or exceed the targeted $6 million in annual savings from this project. Two SG&A expenses significantly impacted our operating income during the quarter. The first was cost related to satisfying the DOJ's STPP industry investigation document subpoenas. We spent $2.1 million in the quarter in order to complete this submission.

In addition, we also spent $1.3 million on professional expenses for various projects, primarily related to our growth initiatives during the first quarter. With completion of the DOJ submission, we expect our spending rate on this project to decrease significantly going forward, but of course we do expect to continue funding our growth initiatives.

Regarding our balance sheet, during the quarter we had $32 million in unfavorable changes in working capital related to three items. The first is inventory value increases, a given in rising raw material cost environments. Increases in accounts receivable also occurred, as one expects with rising selling prices. Decreases in accounts payable also played a role, as we made some advance payments to suppliers to ensure timely delivery of raw materials. We successfully managed the rapid rise in working capital during the first quarter, and do not expect this rate of change to continue during the rest of the year. With our increasing margins, we expect very robust cash flow in 2008, and so expect to repay our first quarter revolver draws of $14 million back fairly quickly.

However, we are reevaluating the optimum level of available cash the Company will maintain throughout the year to fund our working capital needs, particularly in light of expecting another significant increase in working capital in the first quarter of 2009. This means we will need to be flexible in our cash-on-hand targets during 2008, versus the $15 million we've been using for the last year.

Now, I will turn the call over to Bill Farran for an update on legal matters. Bill?

Bill Farran - Innophos Holdings, Inc. - VP, General Counsel

Thanks, Richard. As I had mentioned briefly in our last conference call, in the first quarter we won the Rhodia indemnity case in a unanimous decision by New York's highest court, the New York Court of Appeals, confirming our full indemnity of the pre-closing fees and duties associated with over $30 million in claims for freshwater taxes for the years 1998 through 2002 that were filed against us in 2004 by the Mexican National Waters Commission, or CNA.

The underlying case disputing those claims is still pending before the Mexican tax court, and the timing of that decision remains unknown. If that case were to be decided against us, the New York ruling means we would be fully indemnified by Rhodia. We also won our anti-dumping case against Chinese sodium hexametaphosphate, or SHMP, one of our specialty salts, resulting in duties against Chinese-supplied material of between 82% and 188%.

During this quarter, we also completed gathering and filing documents and information in response to the DOJ's subpoena, issued in connection with its investigation of the STPP industry, incurring the $2.1 million expense Richard noted. As to the next steps in that case, we cannot comment further, except to note that we have not taken reserves for this matter.

Finally, we have mentioned in numerous prior filings the 2004 EPA compliance expectation at our Geismar, Louisiana, plant, certain EPA follow-up questions, and also that in 2006 we received an EPA report identifying certain areas of concern under its hazardous waste regulations under the Resource Conservation and Recovery Act, or RCRA.

We believe that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including RCRA, and responded to those concerns by explaining how, in our judgment, our operations meet applicable regulations or recognized exemptions for mineral processing or recycling.

We understand that the inspections and issues raised by EPA are part of a national enforcement priority as to facilities in the phosphate industry. EPA has sought civil penalties from phosphate manufacturers or claimed RCRA violations, and from time to time has referred these matters to the Department of Justice, or DOJ, for possible litigation.

On March 20, 2008, we received a letter from DOJ, indicating that EPA had referred our case to the DOJ for civil enforcement, contending that our Geismar operations do not qualify for the exemptions we have claimed, and alleging that we violate RCRA by failing to manage two materials appropriately and related administrative violations.

The letter states that EPA and DOJ intends to seek unspecified penalties and corrective actions, but proposes to discuss the matter with us to explore possible resolution. As we believe the agencies have failed to consider properly the basis of why we maintain our Geismar operations are compliant, we have initiated such discussions with EPA and DOJ. At this time, we do not know whether such discussions will result in an agreed resolution, a consent decree or litigation.

Now, I'd like to turn the floor back over to Randy for his closing remarks.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Thanks, Bill. The first quarter of 2008 produced strong results for Innophos, and we expect our revenues, operating income and cash flow to improve through the next several quarters. We are seeking further investments, like the Cogen project that can deliver savings to the bottom line, and we will continue to invest in the flexibility of our equipment to respond to changing market and industry conditions.

We are continuing to focus on the value we offer our customers to strengthen our position in the market. Where we can regain or take new ground, such as the SHMP business, or expanding our food-grade phosphate business, we are aggressively driving targeted initiatives. We are also seeing results and improved supply chain execution and operational efficiency in our U.S. business, and we are focused on making improvements in Mexico where possible, as well.

To respond to market and demand changes, we are focused on continuing to expand the markets we serve through geographic expansion of our proprietary and new products.

I would now like to open the floor up for questions. Operator?

Q U E S T I O N A N D A N S W E R

Operator

Thank you. (OPERATOR INSTRUCTIONS). And your first question comes from the line of Scott Burk with Bear Stearns.

Scott Burk - Bear Stearns - Analyst

Hi, good morning, guys.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Hey, Scott.

Scott Burk - Bear Stearns - Analyst

Listen, terrific quarter, and just wondering how this Geismar plant downtime, is that going to all happen in the second quarter?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes.

Scott Burk - Bear Stearns - Analyst

Okay, so that $6 million should all be in the second quarter. And can we still expect the price increases -- are those going to overpower the impact of that downtime in the second quarter? And then, how are the price increases going to affect the third and fourth quarters? Can we see some more benefit like we saw in the first quarter?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, I think, as we stated before, we are increasing prices. We've already announced some price increases at the beginning of the year and through February. And then, we've also just recently announced some increases here in April to take effect through the middle of the year, with most of that taking effect, as we said in the script. So, with that, we should see some continued improvement and recovery of price, which will offset what we see impacts on the Geismar.

Scott Burk - Bear Stearns - Analyst

Okay. And one question about the shelf filing that's out there, or you put out a few weeks ago. Can you tell us about any potential timing for a secondary offering?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, Richard, can you address that?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Sure, sure, Scott. The S-3 filing is currently being reviewed by the SEC, so we're going to work through that process, of course, in a timely fashion. We're really not -- we're not aware of the specifics or timing of things planned, but clearly, as I've talked to shareholders in the last year, we get the continued message that liquidity is important for our stock. So, as a management team, we're going to support any action that may improve the liquidity in the stock.

Scott Burk - Bear Stearns - Analyst

Okay, and then just a couple of modeling questions. You did talk about last quarter about paying down some debt, and mentioned in your remarks, as well. Just wondering what kind of trends or what kind of interest cost savings we could expect by the end of the year, and also what kind of tax rates you anticipate seeing.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, Richard.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I think the interest rate savings, as we mentioned, we did draw on our revolver in the first quarter. We're targeting to have those draws paid back during the second quarter, early third quarter. So our debt balance should stay approximately the same, so I wouldn't bake in significant interest rate savings this year. So, what was the second part of the question?

Scott Burk - Bear Stearns - Analyst

I wanted to know about the tax rate.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I think tax rates, again, in the U.S., we're not a taxpayer. We have NOLs and we have a valuation allowance, so the effective tax rate in the U.S. is zero, and Mexico we are a full taxpayer and the effective tax rate is in the 30s, so I don't see that changing during the year.

Scott Burk - Bear Stearns - Analyst
Okay. All right, thanks.

Operator

Our next question comes from Mark Connelly from Credit Suisse. Please proceed.

Nils Wallin -Credit Suisse - Analyst

Good morning, this is actually Nils Wallin sitting in for Mark.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Hey, Nils.

Nils Wallin - Credit Suisse - Analyst

Hi, a couple of questions. One, when I look at your purified phosphoric acid price increases, they're up roughly about 31% year over year. And then I compare that to your next sort of comparable public competitor, and their price increases look like they are up around in the mid 40s range. Is there anything different there that has to do with transfer since you are essentially selling it to your two-year downstream specialty businesses, or maybe it's different contracts? Any guidance you might be able to give would be helpful.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, Nils, I think, if you look at our asset increases, we are raising prices pretty significantly there. But with us, we do have significant sales in both U.S., Canada, as well as Mexico, across the board there, so that could be a factor in any different --

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Yes, I think a slight difference.

Nils Wallin - Credit Suisse - Analyst

Okay, I think in your most recent filing, and I may have missed something, but it says that you've agreed on an interim price for phosphate rock with OCP. Would you be able to give us any guidance on whether -- this is for 2008 -- whether a final agreement has been reached, and also with, obviously, the rapid rise in phosphate rock, if there is any indication what might happen for 2009?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, for the discussions on rock, we're still operating under an interim agreement and having confidential discussions, and it's still being pursued here.

Nils Wallin - Credit Suisse - Analyst

Great.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

And I think on 2009, in our disclosures, where we discussed our expectation on raw material cost increases by first quarter of 2009. Included in that is the expectation of our phosphate rock pricing increasing as our contract directs, which, as we said, we're buffered but we're not insulated to market prices. So we've got baked in here by 2009, essentially, current market prices for phosphate rock in that disclosure.

Nils Wallin - Credit Suisse - Analyst

Based on your interim agreement, not necessarily your final agreement.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Again, we have a long-term agreement for phosphate rock. Every year there's a pricing mechanism that sets the pricing, but there's a process for agreeing to that settlement and we have an interim price, but it's still being discussed for 2008. But in our 2009 disclosures, included in that 50% to 60% increase as a percentage of 2007 sales, is the assumption that today's rock price works through our pricing formula and we have that amount reflected by first quarter 2009.

Nils Wallin - Credit Suisse - Analyst

Okay.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I think, to your concern, it's covered in that amount of that disclosure.

Nils Wallin - Credit Suisse - Analyst

Okay, thanks. And just one final question, if I may. I noticed you did mention in the release and also in comments that imports are down for some of the specialty salts. Is that a function of raw material costs and that you clearly have an advantage here, distribution, freight costs, or if it has anything to do with any long-term trends?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, I think there are really a number of factors impacting the ability of imports to compete. And one is we did mention we had the success in the anti-dumping against the Chinese producers. The other factors going to that is the demand for the raw materials within the fertilizer business, which is taking away, on a global basis, some of the supply capability of some of the producers to export. In addition to that, there are the increases in cost, the availability of rock and energy and --

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Exchange rates, also. We've got a lot of tailwinds right now as far as being an American producer in a global environment.

Nils Wallin - Credit Suisse - Analyst

Great. Thanks very much.

Operator

Our next question comes from Ed Yang from Oppenheimer. Please proceed.

Ed Yang - Oppenheimer - Analyst

Good morning, gentlemen.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Hey, Ed.

Ed Yang - Oppenheimer - Analyst

My question is also just on supply. Is it fair to say that you are seeing supply being diverted towards fertilizer and getting that short-term benefit. But it does sound, qualitatively, that this could be a longer-term trend. Would that be a fair characterization?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, we are getting some benefit with the shift to the supply in fertilizers, with other people having opened those options. I guess as far as the longer-term trend, it's difficult to really speculate the length of this kind of trend.

Ed Yang - Oppenheimer - Analyst

Well -- basically, if fertilizer prices were to decline, how quickly would you see supply for specialty phosphates get back on the market?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Richard?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I'm going to back up. One point on the supply, as far as on trends, one thing that has been a benefit is the Chinese government has intervened in the phosphate marketplace, and really restricted exports on phosphates of all types to save their rock deposits for domestic use.

And the Chinese were one of those major sellers of specialty phosphates into North America and Europe, and they've pretty well vanished from the scene. And as long as the Chinese government maintains that kind of policy stance, we would expect to get a long-term benefit, just from industry structure.

On the fertilizer prices, it's hard to speculate where things are going. As you all know, the world is short, there's a shortage of grain right now, to the extent where there's food riots, et cetera, in some developing countries. That's putting a lot of very strong demand on fertilizers to increase productivity of land.

I think most experts would say this is a multiyear trend. It's going to take multiple years to rebuild food stockpiles, and on top of that you've got the pressure from biofuels that if grain prices start to drop people will take those grains and convert them into liquid fuels. So I think the current environment we're in is pretty unprecedented and to try to call whether or not it's going to turn ,and when it's going to turn, and how it's going to turn, I think is pretty difficult at this point.

We're going to stay focused on execution and doing what we need to do, quarter to quarter, but I think given unprecedented kind of market conditions, it's hard for us to project or call how things are going to unfold two, three years down the road.

Ed Yang - Oppenheimer - Analyst

Okay, fair enough. It does sound you do have a long-term agreement in place that does seem to have some formal parameters around the rock supply. But if I take your comments correctly, it does seem like there is a little bit of give and take, and just wondering at this point the status of your relationship with your primary rock supplier and any sort of ongoing negotiations there.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, as I said before, we are operating under an interim price and still having some discussions regarding the interpretation of the contract. It is long term. They are shipping us rock. It's been a long-term, good relationship and they are still providing for the contract, so I don't expect any issues there.

Ed Yang - Oppenheimer - Analyst

Thank you very much.

Operator

Our next question comes from Christopher Butler from Sidoti & Company. Please proceed.

Christopher Butler - Sidoti & Company - Analyst

Hi, good morning, guys.

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Hi, Chris.

Christopher Butler - Sidoti & Company - Analyst

I wanted to get back to the competitive environment, get a feel for exactly what's going on. You had mentioned that there had been some shift towards fertilizer from some of the other players. Is this a situation where they've actively changed some of their capacity to be able to do this? Or, is this just allocating more of the raw materials to fertilizer and can be shifted back immediately if that's the case?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I think what we're seeing in our marketplace is a reduction of supply. It's our hypothesis that there's some sort of shifting going on. We don't have factual knowledge that says that's happening.

What we do have is factual knowledge that we're having many parties come to us and ask for supply of specialty phosphates, because they can't get it from their existing supplier. And I think there's also reports in the industry on sulfur and sulfur availability, and that many producers are having a hard time in Europe and the Middle East getting sulfur.

In our case, we buy sulfur from Pemex and the supply has been very reliable, and we aren't having any issues. So, again, it's our thesis that there is, given high fertilizer prices, a strong pull of raw materials into that marketplace. It seems logical. But to be specific about why, how it's happening, we really can't go there. But there are reports that the fertilizer companies are running as hard as they can, and what's limiting them is the ability to get certain raw materials, like sulfur.

Christopher Butler - Sidoti & Company - Analyst

And you had mentioned that it seemed that there were fewer imports coming in. At some point, do exports make financial sense for you, moving outside of North America?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, that's been a part of our strategy and taking some of our unique products and new products out to other geographies to continue to grow the business that way.

Christopher Butler - Sidoti & Company - Analyst

Are there specific areas, geographies, that you're looking at that you can talk about at this point?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

We have some focus and have invested in some resources for distribution in Asia, as well as Europe and Latin America. This was all a part of our investment in the pharma business and setting up a global network there for distribution and sales.

Christopher Butler - Sidoti & Company - Analyst

And you had also mentioned that in the quarter you had an improved mix of products. Could you help us understand what would be the better-margin products for you guys and exactly how that works?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Well, I think clearly, like Randy mentioned, the calcium phosphates. We're a global leader in calcium phosphates. That's why the products were, as Randy mentioned -- we're projecting our capability out into Europe and Asia. Also some of the -- there's related calcium phosphates. There's a number of -- again, the food and beverage.

If you look at that food and beverage end market segment, it's roughly 25% to 30% of our sales. Those products, there's premium know-how that goes into that. And, as demand is strong, clearly we're going to shift purified acid into producing salts to sell to those markets. That's our number-one priority. So I'd have to say it's more the whole food and beverage market segment overall that we're putting a focus on, along with pharma.

Christopher Butler -Sidoti & Company - Analyst

Thank you for your time.

Operator

(OPERATOR INSTRUCTIONS)

And our next question comes from Chris Shaw from UBS. Please proceed.

Chris Shaw - UBS - Analyst

Hey, good morning, guys. How are you doing? Good quarter. I guess just when we're at the end -- when all the price increases come through in the first quarter 2009 and given your most recent price increases, as far as April, I mean, we're ahead of margins at that point? I mean, if we look historically, they're actually expanding at this point?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Richard, you want to handle that?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

I think as we've said in our disclosure, our past practices and current practices is we're recovering raw material cost increases from selling price increases. With what we know as of today, with the known trends, where raw materials are today, where our price increases have been year-to-date, we're expecting roughly parity by the first quarter of 2009. But, in addition, long term, we've said we'd have a trend line EBITDA growth rate target of 6% to 9% per year.

So, as Randy mentioned in our earlier comments, we're not taking our focus off of our growth initiatives or our cost structure improvement initiatives. We're still driving those hard, but what you're going to see this year, the current expectation, is expanding margins through July to August to where the August, if you run the numbers as we provide in our disclosures, you get to the August to December timeframe, our margin --gross margin dollar run rate will be roughly $12 million to $14 million expanded per month.

And then what you'll see is our current expectation, it's pretty dynamic right now, is that then in the first quarter our raw material contracts reset, you'll see the remaining portion of the expected raw material cost increases occur, and the margins will come back down to more historical levels. Again, our goal is to over the trend line, long term, to keep driving earnings improvement, of course.

Chris Shaw - UBS - Analyst

Sure. Can the raw materials -- are your contracts set throughout the remainder of 2009, or just through the first quarter? Can they go up again in 2009 and the remainder of the year?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Yes, they can. There's both the annual and quarterly factors. What we're trying to do, we're in pretty much unprecedented market conditions and situations and how our raw material pricing mechanisms are confidential, Reg. S-K, there are some specific guidelines on how to approach that, and what's good practice is. And good practice is from the point in the disclosure as of today, in the known trends, where does management expect it to be a year from now?

So each quarter we're going to continue to update. So what our disclosure is saying is as of May of next year, and based on today's raw material prices, our expectation is that our raw material costs will go up approximately 50% to 60% of 2007 sales. That doesn't say -- again, if raw materials continue to move up, that number will continue to move with it, but at least where we are today, current raw material prices, how our contracts have functioned, that's what we expect.

Likewise, on the revenue line, we're implementing price increases, given the conditions Randy said. The market prices are moving up rapidly. Price increases are being accepted today. So far, demand has been strong. We haven't seen a reduction in demand, so the pricing increases are occurring and being received much more quickly.

And so, we're expecting the price increases that we need to offset current raw material cost increase in the marketplace will be in place by July. And, again, we're trying to make that clear in our disclosure. So it's based on today's known conditions, which clearly conditions change with time.

Chris Shaw - UBS - Analyst

And, say, for instance, in the specialty salts and acids business, if raw [materials] for you start falling significantly, are the customers going to come back and look for -- I think they're probably -- I mean, I'm guessing you go out there saying you're getting hit by raw material inflation and that's how you're trying to pass through pricing, to some degree. But, how much of the pricing do you think you're going to have to give up? How sticky do you think you can be?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Well, I think first, as we said, the market is very tight. There's a shortage of supply, so the market is driving the pricing as much as us going out and saying, look, our raw material costs are going up. We are pushing price increases, but it's being driven by market conditions.

Historically, selling prices and raw materials and specialty phosphates have tended to lag the fertilizer market a bit. But, again, these are really unprecedented conditions. There's really no historical equivalent, so I think it's hard for us to project, like I said, how things are going to unfold two, three years down the road.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

I think just to add to that, a lot of our drive also is to capture the full value of our products and what they provide in use. And I think also pretty important is what we have done in ensuring some of the supply to our long-term customers and relationship there, where reliability of supply is important to them.

Chris Shaw - UBS - Analyst

Okay, thanks a lot.

Operator

And our next question comes from Mark Connelly from Credit Suisse. Please proceed.

Nils Wallin - Credit Suisse - Analyst

Hi, this is Nils Wallin, just with a follow-up. You mentioned that perhaps new customers were interested in achieving -- in getting some supply because of the tightness of raw materials, and obviously you'd mentioned also the tightness you're experiencing in raw materials. Is there any possibility, or do you have the capability to expand volumes more than you've planned for? Do you have options to be able to increase volumes to meet these perhaps new customer needs?

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Yes, Mark, I think what we've indicated, especially with the outage here in the second quarter in Geismar, there is tightness in the overall supply with the raw materials and some limits on us being able to get some incremental supply of raw materials. As far as opportunities in the future to support growth, we're continuing to look at and evaluate those options, and our overall product mix as a part of where we should be focusing our efforts and investments going forward.

Nils Wallin - Credit Suisse - Analyst

Thank you. And then, finally, on your cogeneration project in Mexico, I believe you said that you'd expect $6 million or so in savings. With the rapid rise in natural gas prices recently, does that include that sort of current cost of natural gas, or perhaps you have an advantage contract for natural gas pricing? How does that forecast figure in with current natural gas costs?

Richard Heyse - Innophos Holdings, Inc. - VP, CFO

Actually, it's relatively neutral to natural gas, because the region we're in Mexico, the electricity rates tend to move somewhat with natural gas. Also, the cogeneration unit is much more efficient in utilizing natural gas than our previous configuration. So it's an interesting project from that perspective because the savings, as I said, are pretty independent of a fairly wide range of natural gas prices.

Nils Wallin - Credit Suisse - Analyst

Thank you, that's very helpful.

Operator

And I would now like to turn the call back over for closing remarks to Mr. Randy Gress. Please proceed.

Randy Gress - Innophos Holdings, Inc. - Chairman, CEO

Thank you. I'd like to thank everyone for joining us for the first quarter call here, and look forward to sharing our progress and results in the next call. Thanks again.

Operator

Thank you for participating in today's conference. This concludes the presentation. You may now disconnect. Have a lovely day. Thank you.

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.